EXHIBIT 99.1

Integrated Ventures Partners With Wattum To Purchase 4,800 Antminer S19JPro Miners From Bitmain Technologies Limited

PHILADELPHIA, April 12, 2021 /PRNewswire/ -- Integrated Ventures Inc, (OTCQB: INTV) (“Company”) is pleased to confirm that the Company has partnered with Wattum Management and entered into a 12 Month Sales and Purchase Agreement (“PO-1”) with Bitmain Technologies Limited (“Bitmain”) to acquire 4,800 Antminer model S19J (100 Th) digital currency miners.

Bitmain is scheduled to manufacture and ship miners on monthly basis, in 12 equal batches of 400 units, starting on August 2021 and thru July 2022. Partners agreed to purchase 4,800 units, on 50/50 basis, and to pay Bitmain, approximately $34,047,600 (“Total Purchase Price” or “TPP”) (*).

As a part of signed agreement, Integrated Ventures has received: (1) downside price protection for 12 months and (2) right to replace S19JPro miners with new models, scheduled to be released in early 2022.

The TPP is payable as follows: (i) 25% of the TPP, upon the execution of the Sales Purchase Agreement or no later then April 19, 2021; (ii) 35% of the TPP, is due by May 30, 2021; and (iii) the remaining 40%, is due on monthly basis, starting on June 2021.

In addition to Bitmain order, the Company has purchased 150 WhatMiners, (“PO-2”), valued at $1,078,000. These miners will be installed in container facility, connected to a major power plant, located in Kennerdell, PA and managed by Wattum.

Details on both purchase orders are below:

PO-1/Bitmain Order:

●    Antminer S19JPro - 100TH

●    Shipping Schedule: August, 2021 - June, 2022

●    Total Qty: 4,800

●    Total Purchase Price: $34,047,600

PO-2/WhatsMiner Order:

●    WhatsMiner M31S - 82TH

●    Shipping Schedule: May 15, 2021

●    Total Qty: 150 units

●    Total Purchase Price: $1,078,000

Steve Rubakh, CEO of Integrated Ventures, Inc., provides the following commentary: “The Company is very pleased to secure this large scale purchase agreement, especially during a period of scarce supply of mining hardware. Going forward, INTV is committed to deploy any raised capital for purchases of the mining equipment. This purchase effectively doubles INTV's hash rate and represents a major step in INTV's strategic growth plan, resulting in significant increase of the Company's projected revenue growth rate.

Below is detailed shipping schedule for all in-coming mining equipment for the rest of 2021:

●    300 Avalons/model 1166Pro/assorted 75TH-82TH - April delivery

●    150 WhatsMiners/model M31S/82TH - May delivery

●    200 Antminers/model S19JPro/100TH - August delivery

●    250 Avalons/model 1166Pro/75TH-82TH - August delivery

●    200 Antminers/model S19JPro/100TH - September delivery

●    200 Antminers/model S19JPro/100TH - October delivery

●    200 Antminers/model S19JPro/100TH - November delivery

●    200 Antminers/model S19JPro/100TH - December delivery.

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By the end of December 2021, at minimum, the Company will own and operate over 2,000 miners. Based on BTC pricing of $60,000, the projected and unaudited mining revenues for next 12 months, once all units are connected are expected to be in range of $19,000,000 and $21,000,000 million dollars.”

Arseniy Grusha, CEO of Wattum Management, Inc., adds the following: “We are pleased to partner with INTV and to be an integral part of 12 month Sales & Purchase Agreement with Bitmain Technologies Limited, to jointly acquire 4,800 units of S19JPro - one of the most efficient miners available on the market. Both companies are focused on expanding their mining and hosting operations, by launching multiple data centers and mobile mining farms. We are looking forward to a mutually beneficial and long term cooperation with goal of establishing Integrated Ventures and Wattum as leaders in rapidly growing North American cryptocurrency market.”

(*) Subject to price adjustments and related offsets.

About Integrated Ventures Inc: The Company operates as Technology Holdings Company with focus on cryptocurrency sector. For more information, please visit company's website at www.integratedventuresinc.com.

About Wattum Management, Inc: NY based and privately owned, leading technology corporation, focused on providing cost efficient and reliable hosting services, firmware design, distribution of mining equipment, complete facility management and mining pool operations.

About Bitman Technologies Limited: Founded in 2013, Bitmain transforms computing by building industry-defining technology in cryptocurrency, blockchain, and artificial intelligence (AI). Bitmain leads the industry in the production of integrated circuits for cryptocurrency mining, as well as mining hardware under the Antminer brand. The company also operates the largest cryptocurrency mining pools worldwide- Antpool.com and BTC.com. Bitmain technology supports a wide range of blockchain platforms and startups.

Safe Harbor Statement:

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “explores,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, and various other factors beyond the company's control.

Contact Details:

+1 215-613-1111

sr@integratedventures.io

SOURCE Integrated Ventures Inc.

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